EXHIBIT 10.01

December 30, 2002

Greg J. Santora

     Re: Separation Agreement

Dear Greg:

     This letter confirms the terms of your separation from the employment of Intuit Inc., a Delaware corporation, with offices at 2535 Garcia Avenue, Mountain View, CA 94043 (the “Company”).

     1.     Termination Date. Your employment with the Company is terminated effective February 14, 2003 (the “Termination Date”).

     2. Shares. Assuming you do not exercise any stock options between today’s date and the Termination Date, on the Termination Date, you will hold vested options to purchase shares of Intuit’s Common Stock as indicated on the Personnel Option Status report, attached hereto, as Exhibit A. Your options will continue to vest until the Termination Date (but not thereafter) and will remain exercisable for so long as you remain a member of a Board of Directors of an Intuit subsidiary, and Intuit will amend your options accordingly. The Company agrees that it will take all reasonable action necessary to continue your membership on two such Boards of Directors (Intuit Ventures Inc. and Quicken Investment Services Inc.) through July 31, 2004, except that the Company may remove you either: a) for “Cause” which shall mean (i) your conviction or admission of any crime involving dishonesty or moral turpitude; (ii) your participation in any act of fraud or malfeasance against the Company or its subsidiary; (iii) your violation of any provision of this Agreement or your Employee Proprietary Information and Confidentiality Agreement; (iv) your violation of any of the policies of the Company or its subsidiaries, including but not limited to the Company’s Insider Trading Policy or Business Conduct Guide; or (v) other misconduct in connection with the performance of your duties as a director; or b) at any time without Cause if Intuit no longer has the power to elect a majority of the members of the subsidiary’s board. You agree to resign from all such Intuit subsidiary Boards of Directors effective July 31, 2004 (your “Board Termination Date”). Breach of your obligation to so resign shall be deemed a material breach of this Agreement. In accordance with the terms of your original Stock Option Grant Agreements, you will have ninety (90) days following your Board Termination Date (October 29, 2004) in which to exercise your options. You acknowledge that you have no additional options other than those listed on Exhibit A.

     3.     Payment of Wages. On the Termination Date, the Company will deliver to you a final paycheck for all accrued wages, salary, bonuses, reimbursable expenses, accrued but unused vacation pay and any similar payments due and owing to you from the Company as of the Termination Date. By acceptance of this final paycheck you are acknowledging that the Company does not owe you any other amounts.

     4.     COBRA Coverage. You have the option, at your own expense, to extend the health insurance coverage currently provided by the Company for a period of 18 months from the Termination Date pursuant to the terms and conditions of COBRA. You have 60 days from the Termination Date to notify the Company in writing of your election to so continue your continuation coverage, pursuant to the terms and conditions of COBRA and at your own expense.

     5.     Severance Payment. Provided you sign the General Release of all claims attached hereto as Exhibit B (the “Release”) on or promptly following February 14, 2003 you will receive, as severance, payment in an amount equivalent to your current base salary for eighteen (18) months. You will also be paid Fifty-Five Thousand Dollars ($55,000), in lieu of Intuit’s paying the cost of COBRA and other benefits for 18 months. This severance pay is in addition to any amounts due you from the Company and is given as consideration for the Release. This severance will be paid to you in one lump sum within two weeks of your signing Exhibit B. All normal withholding and deductions will be applied.

     6.     Intuit’s Performance Incentive Plan. Provided you sign the Release on or promptly following February 14, 2003, your participation in Intuit’s Performance Incentive Plan (the “IPI”) for the 2003 fiscal year (August 1, 2002 through July 31, 2003) will be paid at 100% of your target ($252, 000). This IPI bonus will be paid to you in September 2003 at the time Company employees receive their IPI payouts for the 2003 fiscal year. All normal withholdings and deductions will be applied.

     7.     Soliciting, Recruiting, and Return of Company Property. You acknowledge and agree that for a period of eighteen (18) months after the Termination Date, you will not directly or indirectly solicit or recruit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity. You hereby also represent and warrant to the Company that by the Termination Date, you will return to the Company any and all property or data of the Company of any type whatsoever that may have been in your possession or control, except that you may keep your laptop, monitor, and cell phone and you may retain such data as you may need to perform your duties as a director of an Intuit subsidiary. You agree that you will delete all Intuit Confidential or Proprietary Information from your laptop immediately following the Termination Date, except such information as you may need to access in your capacity as a director of an Intuit subsidiary.

     8.     Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Proprietary Information (as defined in the confidentiality agreement you signed upon hire with Company) of the Company, that said confidentiality agreement obligates you to hold all such Proprietary Information in strictest confidence and that you may not make any use of such Proprietary Information on behalf of any third party. You further confirm that by Termination Date you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof except to the extent that you need to maintain such information in your capacity as a director of an Intuit subsidiary.

     9.     Release of Claims. In exchange for the benefits described in Paragraphs 5 and 6 above, you agree to execute the General Release attached hereto as Exhibit B on or promptly following February 14, 2003.

     10.     Responsibilities and Filings: This confirms that although you remain an Intuit employee until the Termination Date, as of the end of the day on January 5, 2003 you will resign your position as CFO and Sr. Vice President of Intuit Inc. (you maintain your directorships on the Boards of Directors of the Intuit subsidiaries named above) and will cease to serve as an executive officer of Intuit Inc. for purposes of Section 16 of the Securities Exchange Act of 1934. From January 6, 2003 until your Termination Date, you will continue to provide support as needed to Intuit Inc. related to the preparation of Intuit Inc.’s FY03 second quarter financial statements, such support to include providing all appropriate information and representations related to such financial statements and their preparation. After January 5, 2003, you will no longer be subject to Section 16, except any remaining filing requirements or potential liabilities under Section 16. You will remain an “access person” and you will be subject to Intuit’s Insider Trading Policy for Access Personnel through the Termination Date.

     11.     Legal and Equitable Remedies; Arbitration. You agree that you and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies you or the Company may have at law or in equity for breach of this Agreement. You and the Company agree that any dispute or claim of any nature arising between you and the Company, other than claims for workers’ compensation, claims under Section 16(b) of the Securities Exchange Act, claims under the Indemnity Agreement referred to in Paragraph 16, below, claims for unemployment benefits or trade secret misappropriation, shall be submitted to final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected according to the commercial arbitrator selection procedures of the American Arbitration Association, and his or her fees shall be shared equally by the parties. The arbitrator shall decide any such claim and may grant any relief authorized by law. The arbitrator shall issue a written award and opinion. Nothing contained herein shall preclude you or the Company from seeking a temporary injunction or other provisional relief where appropriate. This provision is governed by the California arbitration statute, Code of Civil Procedure §1280 et seq.

     12. Attorneys’ Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

     13.     Confidentiality. The contents, terms and conditions of this Agreement shall be kept confidential by you and shall not be disclosed except to your accountants, attorneys, spouse, or pursuant to subpoena or court order. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

     14.     No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

     15.     Review of Agreement. You acknowledge your understanding that you may take up to twenty-one (21) days to consider this Agreement and Exhibit B and that you have been advised to consult with an attorney prior to executing this Agreement. You further acknowledge that you understand that you may revoke your agreement within seven (7) days of your execution of this Agreement or Exhibit B and that any consideration paid to you will be paid only after that seven (7) day revocation period has expired.

     16.     Indemnification. The Company acknowledges its obligations under the Indemnity Agreement between you and the Company, attached hereto as Exhibit C. In addition, the Company agrees the “D&O Insurance” referenced in the Indemnity Agreement shall continue to cover and include you for the period of time described in said Agreement.

     17.     Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys, have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

     18.     Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the Parties hereto.

     19. Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement or application thereof is deemed invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect.

     If this letter accurately sets forth the terms of your separation from the Company, please sign the attached copy and return it to the undersigned.

Very truly yours,

Intuit Inc.

By:	/s/ Stephen M. Bennett Stephen M. Bennett President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Greg J. Santora Greg J. Santora	Date:	1/5/03

EXHIBIT A

PERSONNEL OPTION STATUS REPORT

AS OF 2/14/03

Greg J Santora

	Option
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested

M02128	3/27/97	93	NQ	24,999	$7.9167	24,999	24,999	0	0
M02129	3/27/97	93	NQ	21,000	$7.9167	21,000	21,000	0	0
M02130	3/27/97	93	NQ	52,500	$7.9167	52,500	52,500	0	0
012338	8/1/97	93	NQ	30,000	$9.0000	30,000	30,000	0	0
015080	8/3/98	93	NQ	45,000	$16.3750	45,000	45,000	0	0
016039	12/21/98	93	NQ	30,000	$23.3333	30,000	30,000	0	0
017481	3/24/99	93	NQ	90,000	$30.5833	80,625	86,250	0	3,750
018282	5/7/99	93	NQ	150,000	$26.2083	150,000	150,000	0	0
00025693	5/18/00	93	NQ	100,000	$26.1250	100,000	100,000	0	0
00026841	8/1/00	93	NQ	40,000	$35.0000	22,500	25,000	0	15,000
00031141	4/24/01	93	NQ	40,000	$29.3800	15,000	17,500	0	22,500

				623,499		571,624	582,249	0	41,250

[Additional columns below]

[Continued from above table, first column(s) repeated]

Number	Outstanding	Exercisable

M02128	0	0
M02129	0	0
M02130	0	0
012338	0	0
015080	0	0
016039	0	0
017481	9,375	5,625
018282	0	0
00025693	0	0
00026841	17,500	2,500
00031141	25,000	2,500

	51,875	10,625

Information Currently on File

Tax	Rate%	Option SDS Broker	Registration	Alternate Address

Federal	27.000
CA-State	9.300
Social Security	6.200
Medicare	1.450
CA SDI	0.900

AMENDMENT TO GREG J. SANTORA’S
INTUIT INC. 1993 OPTION PLAN GRANT AGREEMENTS

      WHEREAS, Greg J. Santora will retire from the Company effective February 14, 2003 (the ""Employment Termination Date'');

      WHEREAS, while Mr. Santora continues to provide services to the Company as a member of the Boards of Directors of Intuit Ventures Inc. and Quicken Investment Services his options, to the extent vested, shall remain exercisable through the earlier of July 31, 2004 or his earlier resignation from such Boards (the ""Board Termination Date'') and thereafter for such period as provided pursuant to the original therms of Mr. Santora’s options;

      WHEREAS, the Compensation Committee has authorized amendment of Mr. Santora’s outstanding stock options to provide that they will cease vesting on his Employment Termination Date;

RESOLVED, that option numbers 017481, 00026841 and 00031141 granted to Mr. Santora on March 24, 1999, August 1, 2000 and April 24, 2001, respectively, under the Company’s 1993 Equity Incentive Plan are hereby amended to provide that they shall each cease to vest on Mr. Santora’s Termination Date.

The Company has signed this Amendment to Greg J. Santora’a Intuit Inc. 1993 Option Plan Grant Agreements on this the 4th day of February 2003 to be effective February 14, 2003.

INTUIT INC.
2632 Marine Way
Mountain View, California 94043

/s/ Steve Bennett

Steve Bennett
President and Chief Executive Officer

Greg J. Santora has agreed to this Amendment on this the 13 day of February 2003 to be effective February 14, 2003.

/s/ Greg J. Santora

Greg J. Santora

EXHIBIT B
GENERAL RELEASE

     This General Release of Claims (“Release”) is between Intuit Inc. a Delaware corporation, hereafter referred to as “Company”, and Greg J. Santora, an individual, hereafter referred to as “Releasor,” in accordance with Paragraph 9 of the Separation Agreement dated December 30, 2002 (the “Separation Agreement”). Unless otherwise defined herein, the terms defined in the Separation Agreement shall have the same defined meanings in this Release.

     WHEREAS, Releasor’s employment with Company terminated, effective February 14, 2003.

     WHEREAS, Releasor desires to compromise, finally settle, and fully release all claims in any way related to his employment which he in any capacity may have or claim to have against Company, including, but not limited to, claims in any way related to the termination of his employment; and

     WHEREAS, as consideration for this Release, Company has agreed to make payments as provided in Paragraphs 5 and 6 of the Separation Agreement less the applicable withholding deductions required by law;

     NOW, THEREFORE, Releasor agrees as follows:

     1.     In exchange for the consideration provided in this Release, the adequacy of which is hereby acknowledged, Releasor, on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and forever discharges Company and each and every subsidiary of the Company, and the agents, officers, directors, owners and employees of each of them, and the agents, officers, directors, owners and employees each of them, from any and all past or present claims, demands, causes of action, obligations, attorneys’ fees, and liabilities of whatever kind or nature, known or unknown (all hereinafter referred to as “claims”), which he ever had, now has, or may hereafter claim to have had, including, but not limited to, claims of race, age, gender, religious or national origin discrimination under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the California Fair Employment and Housing Act and any other federal, state or local laws, arising out of or in any way related to Releasor’s employment with Company or the termination of that employment, except for any claims under the Indemnity Agreement referred to in Paragraph 16 of the Separation Agreement. Execution of this Release by Releasor operates as a complete bar and defense against any and all claims that may be made by Releasor against Company with respect to such employment.

     2.     Releasor acknowledges that he is familiar with the provisions of section 1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

RELEASOR, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE HEREUNDER, AS WELL AS UNDER ANY STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

     3.     It is understood and agreed by Releasor that the payment of consideration to which reference is made herein does not constitute an admission or

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concession of liability by Company on account of any claim by Releasor.

     4.     If Releasor hereafter commences any action or proceeding against Company based upon any of the causes of action, claims, demands, damages and liabilities released by this Release, the Release shall be deemed breached and Company shall be entitled to recover all consideration paid as consideration for this Release as well as attorneys’ fees and other costs of suit sustained by it in defending such action or proceeding and shall be indemnified by Releasor for such fees and costs. This Release may be pleaded by Company as a counterclaim or cross-claim in any such action or proceeding.

     5.     Releasor covenants and agrees not to disclose to any person, corporation, agency, group, or other organization, other than members of his immediate family and his personal financial and legal advisors, either directly or indirectly, any information relating to the fact of or contents of this Release, unless required by law. Releasor acknowledges that violation of this covenant would constitute a material breach of this Release.

     6.     Releasor affirms that he has not assigned any claims herein released and acknowledges that the terms of this Release are contractual and not a mere recital.

     7.     Releasor acknowledges that he may take up to twenty-one (21) days to consider this Release and that he has been advised to consult with an attorney prior to executing this Release. He further acknowledges that he may revoke his agreement within seven (7) days of his execution of this document and that the

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consideration to be paid to him pursuant to Paragraphs 5 and 6 of the Separation Agreement will be paid only after the expiration of the seven (7) day revocation period.

     8.     Releasor hereby affirms and acknowledges that he has read this Release and fully understands and appreciates its terms and their effect and signs this Release voluntarily and with the intention of being legally bound thereby.

     9.     This Release shall be governed by and construed in all respects in accordance with the laws of the State of California.

     10.     This agreement contains all of the terms, promises and representations, and understanding between the parties, and supersedes any other oral or written agreement or understanding between the parties made prior to the date hereof regarding the release of the Company by Releasor.

     IN WITNESS WHEREOF, the undersigned executes this Release freely and voluntarily intending to be legally bound by it.

Dated:	2/13/03	/s/ Greg J. Santora Greg J. Santora

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